Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Fourth Quarter and Full Year 2020 Results;
Provides Guidance for 2021

HOUSTON--(BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Company”) today announces its financial and operating results for the fourth quarter and full year of 2020 and provides guidance for 2021.

Fourth Quarter 2020 Highlights

•Mineral and royalty production for the fourth quarter of 2020 equaled 32.0 MBoe/d, an increase of 3% over the prior quarter; total production, including working interest volumes, was 39.0 MBoe/d for the quarter.
•Net income and Adjusted EBITDA for the quarter was $30.3 million and $72.3 million, respectively.
•Distributable cash flow was $65.9 million for the fourth quarter, resulting in distribution coverage for all units of 1.8x based on the announced cash distribution of $0.175 per unit.
•Total debt at the end of the quarter was $121 million; total debt to trailing twelve-month Adjusted EBITDA was 0.4x at year-end.

Full Year Financial and Operational Highlights

•Achieved full year 2020 production of 41.6 MBoe/d; mineral and royalty volumes in 2020 decreased 8% over the prior year to average 33.4 MBoe/d.
•Reported 2020 net income and Adjusted EBITDA of $121.8 million and $281.3 million, respectively.
•Lowered total general and administrative expenses in 2020 by 32% over prior-year levels
•Reduced total debt outstanding by $273 million in 2020 through a combination of retained cash flows and proceeds from asset sales

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We navigated unprecedented challenges in 2020 and have emerged as a leaner, more focused company with even greater financial flexibility. We made significant progress in our strategic priorities to attract additional activity onto our existing acreage footprint and to strengthen our balance sheet, both of which will drive long-term value for our unitholders."

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume was 32.0 MBoe/d (71% natural gas) for the fourth quarter of 2020, compared to 31.1 MBoe/d for the third quarter of 2020. Royalty production was 35.1 MBoe/d for the fourth quarter of 2019.

Working interest production for the fourth quarter of 2020 was 7.0 MBoe/d, and represents an increase of 1% from the 6.9 MBoe/d for the quarter ended September 30, 2020 and a decrease of 37% from the 11.1 MBoe/d for the quarter ended December 31, 2019. The year-over-year decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 39.0 MBoe/d (82% mineral and royalty, 75% natural gas) for the fourth quarter of 2020. Total production was 37.9 MBoe/d and 46.2 MBoe/d for the quarters ended September 30, 2020 and December 31, 2019, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $22.21 for the quarter ended December 31, 2020. This is an increase of 22% from $18.18 per Boe from the third quarter of 2020 and a 11% decrease compared to $25.02 for the fourth quarter of 2019. Realized oil prices as a percentage of the WTI benchmark price improved to 94% in the fourth quarter of 2020 from 88% in the third quarter of 2020.

Black Stone reported oil and gas revenue of $79.7 million (46% oil and condensate) for the fourth quarter of 2020, an increase of 26% from $63.4 million in the third quarter of 2020. Oil and gas revenue in the fourth quarter of 2019 was $106.3 million.

The Company reported a loss on commodity derivative instruments of $3.6 million for the fourth quarter of 2020, composed of a $14.6 million gain from realized settlements and a non-cash $18.2 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss on commodity derivative instruments of $21.1 million and $17.2 million for the quarters ended September 30, 2020 and December 31, 2019, respectively.

Lease bonus and other income was $1.4 million for the fourth quarter of 2020, primarily related to leasing activity in the Haynesville and Permian plays. Lease bonus and other income for the quarters ended September 30, 2020 and December 31, 2019 was $1.4 million and $14.0 million, respectively.

There was no impairment for the quarters ended December 31, 2020 and December 31, 2019.

The Company reported net income of $30.3 million for the quarter ended December 31, 2020, compared to net income of $23.7 million in the preceding quarter. For the quarter ended December 31, 2019, net income was $40.0 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the fourth quarter of 2020 was $72.3 million, which compares to $65.5 million in the third quarter of 2020 and $100.0 million in the fourth quarter of 2019. Distributable cash flow for the quarter ended December 31, 2020 was $65.9 million. For the quarters ended September 30, 2020 and December 31, 2019, distributable cash flow was $58.8 million and $90.2 million, respectively.

2020 Proved Reserves

Estimated proved oil and natural gas reserves at year-end 2020 were 56.0 MMBoe, a decrease of 18% from 68.5 MMBoe at year-end 2019, and were approximately 72% natural gas and 97% proved developed producing. The standardized measure of discounted future net cash flows was $493.5 million at the end of 2020 as compared to $847.9 million at year-end 2019.

Netherland, Sewell and Associates, Inc., an independent, third-party petroleum engineering firm, evaluated Black Stone Minerals’ estimate of its proved reserves and PV-10 at December 31, 2020. These estimates were prepared using reference prices of $39.54 per barrel of oil and $1.99 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission (as compared to prompt month prices of $59.24 per barrel of oil and $3.07 per MMBTU of natural gas as of February 19, 2021). These prices were adjusted for quality and market differentials, transportation fees, and in the case of natural gas, the value of natural gas liquids. A reconciliation of proved reserves is presented in the summary financial tables following this press release.

Financial Position and Activities

As of December 31, 2020, Black Stone Minerals had $1.8 million in cash and $121.0 million outstanding under its credit facility. The Company paid down $26 million of debt during the fourth quarter of 2020 and $273 million of debt during the full year. The ratio of total debt at year-end to 2020 Adjusted EBITDA was 0.4x. The Company’s borrowing base at December 31, 2020 was $400 million, and the Company's next regularly scheduled borrowing base redetermination is set for April 2021. Black Stone is in compliance with all financial covenants associated with its credit facility.

As of February 19, 2021, $99.0 million was outstanding under the credit facility and the Company had $4.6 million in cash.

During the fourth quarter of 2020, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program and issued no units under its at-the-market offering program.

Fourth Quarter 2020 Distributions

As previously announced, the Board approved a cash distribution of $0.175 for each common unit attributable to the fourth quarter of 2020. The quarterly distribution coverage ratio attributable to the fourth quarter of 2020 was approximately 1.8x. These distributions will be paid on February 23, 2021 to unitholders of record as of the close of business on February 16, 2021.

Activity Update

Rig Activity

As of December 31, 2020, Black Stone had 38 rigs operating across its acreage position, a 31% increase to rig activity on the Company's acreage as of September 30, 2020 and below the 95 rigs operating on the Company's acreage as of December 31, 2019.

Shelby Trough Development Update

As announced in June 2020, Black Stone entered into an incentive agreement with XTO Energy Inc. ("XTO"). The agreement allowed for royalty relief on 13 existing drilled but uncompleted wells ("DUCs") in San Augustine County, Texas provided the wells were turned to sales by March 31, 2021. As of January 18, 2021, XTO had turned all 13 DUCs to sales. Black Stone is also working with XTO on a mutually beneficial agreement that will help facilitate Black Stone attracting another operator to develop its acreage in San Augustine.

In Angelina County, Texas, Aethon Energy (“Aethon”) has successfully spud the initial two program wells under the development agreement signed in May of 2020. Under the terms of that agreement, Aethon will drill a minimum of four wells on Black Stone acreage in the first program year ending in September 2021, escalating to a minimum of 15 wells per program year starting with the third program year.

Austin Chalk Update

Black Stone is currently working with several operators to test and develop areas of the Austin Chalk in East Texas where the Company has significant acreage positions. Recent drilling results have shown that advances in fracturing and other completion techniques can dramatically improve well performance from the Austin Chalk formation. In February of 2021, Black Stone entered into an agreement with a large, publicly traded independent operator by which the operator will undertake a program to drill, test, and complete wells in the Austin Chalk formation on certain of the Company’s acreage in East Texas. If successful, the operator has the option to expand its drilling program over a significant acreage position owned and controlled by the Company.

Black Stone is also working with existing operators across its East Texas Austin Chalk position to encourage new development utilizing current completion techniques.

Summary 2021 Guidance

Following are the key assumptions in Black Stone Minerals’ 2021 guidance, as well as comparable results for 2020:

	FY 2020 Actual	FY 2021 Est.
Mineral and royalty production (MBoe/d)	33.4	28 - 30
Working interest production (MBoe/d)	8.2	5.5 - 6.5
Total production (MBoe/d)	41.6	33.5 - 36.5
Percentage natural gas	74%	~76%
Percentage royalty interest	80%	~83%

Lease bonus and other income ($MM)	$9.1	~$10

Lease operating expense ($MM)	$14.0	$12 - $14
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	15%	13% - 15%

G&A - cash ($MM)	$39.3	$31 - $33
G&A - non-cash ($MM)	$3.7	$10 - $12
G&A - TOTAL ($MM)	$43.0	$41 - $45

DD&A ($/Boe)	$5.39	$5.00 - $6.00

Production

Black Stone expects royalty production to decline by approximately 13% in 2021, primarily due to continued lower levels of drilling activity across its acreage. This expectation assumes: (i) the rig count in the Permian Basin stays relatively flat to the depressed levels of 2020, (ii) the natural decline in producing wells in the Shelby Trough with limited new production volumes in advance of the expected ramp in activity from the 2020 development agreement with Aethon, (iii) little new drilling activity on the Company’s Bakken Three Forks acreage, and (iv) a continuation of the low activity levels across Black Stone’s remaining plays. The production guidance also incorporates the full-year impact from the Permian properties sold in July of 2020.

Working interest production is expected to decline by approximately 27% in 2021 as a result of Black Stone's decision to farm-out participation in its working interest opportunities.

Distributions

Under the current outlook for commodity prices and drilling activity, management anticipates recommending quarterly distributions for 2021 of approximately $0.175 per unit, or $0.70 per unit for the full year, consistent with the distribution announced with respect to the fourth quarter of 2020.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2021. The Company's hedge position as of December 31, 2020, is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Weighted Avg Oil Swap Price	Oil Costless Collars	Weighted Avg Collar Floor	Weighted Avg Collar Ceiling
	MBbl	$/Bbl	MBbl	$/Bbl	$/Bbl
4Q20			70	$56.43	$67.14
4Q20	210	$57.32
1Q21	660	$38.97
2Q21	660	$38.97
3Q21	660	$38.97
4Q21	660	$38.97

Gas Hedge Position
	Gas Swap	Weighted Avg Gas Swap Price
	MMcf	$/Mcf
1Q21	9,900	$2.69
2Q21	10,010	$2.69
3Q21	10,120	$2.69
4Q21	10,120	$2.69

More detailed information about the Company's existing hedging program can be found in the Annual Report on Form 10-K, which is expected to be filed on February 23, 2021.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2020 on Tuesday, February 23, 2021 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at
http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial should dial (877) 447-4732 and use conference code 2856284. A recording of the conference call will be available at that site through Black Stone's website through March 25, 2021.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States.  Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for relatively stable production and reserves over time, with minimal operating costs or capital requirements, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by government authorities and other parties in response to the pandemic
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
REVENUE
Oil and condensate sales	$36,786	$63,647	$148,631	$263,678
Natural gas and natural gas liquids sales	42,866	42,643	138,926	199,265
Lease bonus and other income	1,414	13,987	9,083	29,833
Revenue from contracts with customers	81,066	120,277	296,640	492,776
Gain (loss) on commodity derivative instruments	(3,640)	(17,249)	46,111	(4,955)
TOTAL REVENUE	77,426	103,028	342,751	487,821
OPERATING (INCOME) EXPENSE
Lease operating expense	3,742	4,168	14,022	17,665
Production costs and ad valorem taxes	11,637	15,614	43,473	60,533
Exploration expense	1	25	29	397
Depreciation, depletion, and amortization	19,820	24,651	82,018	109,584
Impairment of oil and natural gas properties	—	—	51,031	—
General and administrative	10,245	13,603	42,983	63,353
Accretion of asset retirement obligations	295	288	1,131	1,117
(Gain) loss on sale of assets, net	—	—	(24,045)	—
TOTAL OPERATING EXPENSE	45,740	58,349	210,642	252,649
INCOME (LOSS) FROM OPERATIONS	31,686	44,679	132,109	235,172
OTHER INCOME (EXPENSE)
Interest and investment income	—	22	35	159
Interest expense	(1,353)	(4,863)	(10,408)	(21,435)
Other income (expense)	12	179	83	472
TOTAL OTHER EXPENSE	(1,341)	(4,662)	(10,290)	(20,804)
NET INCOME (LOSS)	30,345	40,017	121,819	214,368
Net (income) loss attributable to noncontrolling interests	—	—	—	—
Distributions on Series A redeemable preferred units	—	—	—	—
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(21,000)	(21,000)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$25,095	$34,767	$100,819	$193,368
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	25,095	34,767	100,819	169,375
Subordinated units	—	—	—	23,993
	$25,095	$34,767	$100,819	$193,368
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.12	$0.17	$0.49	$1.01
Weighted average common units outstanding (basic)	206,748	205,966	206,705	168,230
Per subordinated unit (basic)	$—	$—	$—	$0.64
Weighted average subordinated units outstanding (basic)	—	—	—	37,740
Per common unit (diluted)	$0.12	$0.17	$0.49	$1.01
Weighted average common units outstanding (diluted)	207,206	206,552	206,819	168,376
Per subordinated unit (diluted)	$—	$—	$—	$0.64
Weighted average subordinated units outstanding (diluted)	—	—	—	37,740

The following table shows the Company’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)	915	1,147	3,895	4,777
Natural gas (MMcf)[1]	16,023	18,611	67,945	77,635
Equivalents (MBoe)	3,586	4,249	15,219	17,716
Equivalents/day (MBoe)	39.0	46.2	41.6	48.5
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$40.20	$55.49	$38.16	$55.20
Natural gas ($/Mcf)[1]	2.68	2.29	2.04	2.57
Equivalents ($/Boe)	$22.21	$25.02	$18.89	$26.13
Revenue:
Oil and condensate sales	$36,786	$63,647	$148,631	$263,678
Natural gas and natural gas liquids sales[1]	42,866	42,643	138,926	199,265
Lease bonus and other income	1,414	13,987	9,083	29,833
Revenue from contracts with customers	81,066	120,277	296,640	492,776
Gain (loss) on commodity derivative instruments	(3,640)	(17,249)	46,111	(4,955)
Total revenue	$77,426	$103,028	$342,751	$487,821
Operating expenses:
Lease operating expense	$3,742	$4,168	$14,022	$17,665
Production costs and ad valorem taxes	11,637	15,614	43,473	60,533
Exploration expense	1	25	29	397
Depreciation, depletion, and amortization	19,820	24,651	82,018	109,584
Impairment of oil and natural gas properties	—	—	51,031	—
General and administrative	10,245	13,603	42,983	63,353
Other expense:
Interest expense	1,353	4,863	10,408	21,435
Per Boe:
Lease operating expense (per working interest Boe)	$5.84	$4.08	$4.69	$4.00
Production costs and ad valorem taxes	3.25	3.67	2.86	3.42
Depreciation, depletion, and amortization	5.53	5.80	5.39	6.19
General and administrative	2.86	3.20	2.82	3.58
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures during the subordination period, cash interest expense, distributions to noncontrolling interests and preferred unitholders, and restructuring charges. Gains and losses on sales of assets were previously included in Adjusted EBITDA and excluded from Distributable cash flows. Black Stone believes this change to remove gains and losses on sales of assets from the definition of Adjusted EBITDA more closely conforms with peer company practice.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$30,345	$40,017	$121,819	$214,368
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	19,820	24,651	82,018	109,584
Impairment of oil and natural gas properties	—	—	51,031	—
Interest expense	1,353	4,863	10,408	21,435
Income tax expense (benefit)	1	(148)	8	(335)
Accretion of asset retirement obligations	295	288	1,131	1,117
Equity-based compensation	2,322	3,578	3,727	20,484
Unrealized (gain) loss on commodity derivative instruments	18,195	26,791	35,238	32,817
(Gain) loss on sale of assets, net	—	—	(24,045)	—
Adjusted EBITDA	72,331	100,040	281,335	399,470
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(76)	15	(391)	42
Cash interest expense	(1,091)	(4,601)	(9,364)	(20,394)
Estimated replacement capital expenditures[1]	—	—	—	(2,750)
Preferred unit distributions	(5,250)	(5,250)	(21,000)	(21,000)
Restructuring charges	—	—	4,815	—
Distributable cash flow	$65,914	$90,204	$255,395	$355,368

Total units outstanding[2]	207,266	205,944
Distributable cash flow per unit	0.318	0.438
1 The Board established a replacement capital expenditure estimate of $11.0 million for the period of April 1, 2018 to March 31, 2019. Due to the expiration of the subordination period, we do not intend to establish a replacement capital expenditure estimate for periods subsequent to March 31, 2019.
2 The distribution attributable to the quarter ended December 31, 2020 is calculated using 207,266,383 common units as of the record date of February 16, 2021. Distributions attributable to the quarter ended December 31, 2019 were calculated using 205,944,172 common units as of the record date of February 17, 2020.

Proved Oil & Gas Reserve Quantities

A reconciliation of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2019	17,050	308,958	68,543
Revisions of previous estimates	2,490	(22,337)	(1,233)
Sales of minerals in place	(1,262)	(3,132)	(1,784)
Extensions, discoveries, and other additions	1,569	24,667	5,680
Production	(3,895)	(67,945)	(15,219)
Net proved reserves at December 31, 2020	15,952	240,211	55,987
Net Proved Developed Reserves
December 31, 2019	17,050	263,371	60,945
December 31, 2020	15,952	230,411	54,354
Net Proved Undeveloped Reserves
December 31, 2019	—	45,587	7,598
December 31, 2020	—	9,800	1,633